Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-240118, 333-265277, 333-275261, 333-276488 and 333-284224) of BioXcel Therapeutics, Inc., and

(2)	Registration Statements (Form S-8 Nos. 333-286390) pertaining to the 2017 Equity Inventive Plan, (Form S-8 Nos. 333-235282, 333-238580, 333-266922, 333-270652 and 333-278492) pertaining to the 2020 Incentive Award Plan and 2020 Employee Stock Purchase Plan of BioXcel Therapeutics, Inc.

of our report dated March 27, 2026, with respect to the consolidated financial statements of BioXcel Therapeutics, Inc. included in this Annual Report (Form 10-K) of BioXcel Therapeutics, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young, LLP

Stamford, Connecticut

March 27, 2026